Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE COMMENCES TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 11 1/2% SENIOR NOTES DUE 2012
Stoneridge, Inc. (NYSE: SRI) announced today that it has commenced a tender offer for any and all of the $200 million principal amount outstanding of its 11 1/2% Senior Notes due 2012 (the “notes”). In connection with the tender offer, Stoneridge is soliciting consents to certain proposed amendments to the indenture governing the notes. The terms and conditions of the tender offer and related consent solicitation are described in an Offer to Purchase and Consent Solicitation Statement dated July 20, 2007 (the “statement”).
The tender offer will expire at 12:00 midnight, New York City time, on August 16, 2007, unless extended or earlier terminated (such date and time, as the same may be extended, the “expiration date”). The solicitation will expire at 12:00 midnight, New York City time, on August 2, 2007, unless extended by Stoneridge (such date and time, as the same may be extended, the “consent date”).
Holders tendering their notes must consent to the proposed amendments to the notes and to the indenture governing the notes. The proposed amendments would eliminate most of the restrictive covenants contained in the indenture and the notes and certain related events of default. Holders may not tender their notes without also delivering consents and may not deliver consents without also tendering their notes.
The total consideration per $1,000.00 principal amount of the notes is $1060.00, which includes a consent payment of $20.00 per $1,000.00 principal amount of the notes. Holders of the notes must validly tender and not validly withdraw their notes and validly deliver and not validly revoke their consent on or prior to the consent date in order to be eligible to receive the total consideration for notes purchased in the tender offer. Holders who validly tender their notes after the consent date and on or prior to the expiration date will be eligible to receive the tender offer consideration, which is an amount paid in cash equal to the total consideration less the consent payment. In each case, holders whose notes are accepted for payment in the tender offer will receive accrued and unpaid interest in respect of such purchased notes from the last interest payment date to, but not including, the applicable payment date.
Stoneridge reserves the right, at any time following the consent date but prior to the expiration date (the “early acceptance time”), to accept for purchase all the notes validly tendered prior to the early acceptance time. If Stoneridge elects to exercise this option, it will pay the total consideration or tender offer consideration, as the case may be, for the notes accepted for purchase at the early acceptance time promptly thereafter.
Subject to the terms and conditions of the tender offer, Stoneridge will, on a date following the expiration date (the “final acceptance time”), accept for purchase all the notes validly tendered prior to the expiration date (or if Stoneridge has exercised its early purchase option described above, all the notes validly tendered after the early acceptance time and prior to the expiration date). Stoneridge will pay the total consideration or tender offer consideration, as the case may be, for the notes accepted for purchase at the final acceptance time promptly thereafter.
The tender offer and consent solicitation are made upon the terms and conditions set forth in the statement. The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including Stoneridge’s receipt of proceeds upon closing a new $200 million senior secured term loan facility (the “$200 million term loan”) on or prior to the early acceptance time or the final acceptance time, as the case may be, on terms satisfactory to Stoneridge, which proceeds, together with available cash, will be used to purchase the notes and make consent payments. The closing of the $200 million term loan is subject to the execution of a definitive credit agreement and other customary closing conditions.
Stoneridge has retained Credit Suisse to act as the dealer manager for the tender offer and as solicitation agent for the consent solicitation, and they can be contacted at (212) 325-7596 (collect). The statement and other documents relating to the tender offer and consent solicitation are expected to be distributed to holders beginning today. Requests for documentation may be directed to Global Bondholder Services Corporation, the Information Agent, which can be contacted at (212) 430-3774 (for banks and brokers only) or (866) 612-1500 (for all others toll-free).
This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities. The offer to buy the notes and the related consent solicitation is only being made pursuant to the statement that Stoneridge is distributing to holders of notes. The tender offer and consent solicitation are not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2006 were approximately $709 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward- looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443